Vantage Drilling Company Announces Update of Sigma Joint Venture

HOUSTON, TX--(MARKET WIRE)-January 10, 2014 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE MKT: VTG) announced today that Sigma Drilling Ltd. ("Sigma") has terminated the construction contract for a new, high-specification drillship with STX Offshore & Shipbuilding Co. Ltd.(STX).

STX had notified Sigma that it was suspending activity on the project on August 29, 2013 due to efforts to restructure their operations and finances. Since that time, the parties have negotiated to move the project to a mutually agreed shipyard. Due to a lack of progress in these negotiations, Sigma sent STX a termination notice dated January 8, 2014. In conjunction with the termination, Sigma has informed STX that it will claim a refund of its payments made to the shipyard plus interest, which is protected by a refund guarantee provided by an independent financial institution.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700